Exhibit 10.2

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into between Carl D. Culp (“Culp”) and Farmers National Bank of Canfield, its affiliates and subsidiaries (the “Bank”) effective as of the date set forth below, and amends, restates and supersedes the prior Employment Agreement (“Prior Agreement”) between the parties. In consideration of the mutual covenants herein, Culp and the Bank hereby agree to amend and restate the Prior Agreement as follows:

1. Job Title and Duties. Culp will continue to be employed as the Executive Vice President and Chief Financial Officer of the Bank and will report directly to the Chief Executive Officer of the Bank. Culp will timely, faithfully and diligently perform all such duties as are customarily associated with and incidental to the employment of a Chief Financial Officer within the banking industry, including all specific duties which may be assigned to Culp from time to time by the Bank. Culp understands and agrees that Culp will have no authority, express or implied, to perform any acts on behalf of the Bank, except as specifically outlined in this Agreement. Culp will not engage in any activity inconsistent with Culp’s duties and/or the business objectives of the Bank. Culp will refrain from conduct or practices harmful to the Bank’s good will, business reputation, patents, trademarks and service marks.

2. Compensation. Culp will be paid a base salary of U.S. $167,250.00 per annum, payable in twenty-four (24) bi-monthly installments of $6,968.75 each, less applicable tax withholdings and benefit deductions. Culp’s base salary will be reviewed on an annual basis, consistent with the Bank’s normal compensation review practices for executive employees. Culp will also be eligible to participate in the Cash Incentive Plan, according to the same terms and conditions applicable to all other executive employees of the Bank.

3. Term. The term of Culp’s employment under this Agreement commenced on October 1, 2008 and was most recently extended for a renewal term of thirty-six (36) months ending on September 30, 2014, unless earlier terminated in accordance with any of the provisions of Paragraph 12 of this Agreement. The term of this Agreement shall automatically be renewed in 36-month increments, unless written notice of termination is provided by either party at least 90 days prior to the expiration of the term or any renewal term.

4. Compliance with Bank Policies. Culp acknowledges receipt of the Bank’s Associate Handbook and Code of Business Conduct and Ethics. Culp understands and agrees to be bound by all rules and regulations contained therein, as well as all other written policies, rules and regulations which may be established by the Bank from time to time.

5. Benefit Plans. While employed by the Bank, Culp will be eligible to participate in all such benefit plans (including, without limitation, medical and dental plans, disability and life insurance, and 401(k) plans) according to the same terms and conditions as all other executive employees of the Bank. The Bank reserves the right to modify, amend or terminate all or part of its employee benefit plans at any time. If such a change occurs, Culp will receive notice of the change and an explanation of how the change will affect Culp’s benefit coverage.

6. Paid Time Off Benefits. Culp will be eligible for paid time off (“PTO”) benefits in the amount of twenty-six (26) days per year, which may be taken in accordance with the same terms and conditions as other executive employees of the Bank. There will be no carryover of unused PTO time from year-to-year. Culp will be paid for any accrued but unused PTO remaining at the termination of Culp’s employment, unless Culp’s employment is terminated “for cause,” as defined in Paragraph 12 (B) of this Agreement.

7. Expense Reimbursement. Culp will receive prompt reimbursement for all reasonable and necessary expenses incurred in the performance of Culp’s duties as Chief Financial Officer, including mileage, airfare, and reasonable meal and hotel expenses incurred while traveling on business to locations other than the Bank’s headquarters in Canfield, Ohio. All such expenses must be documented and accounted for in accordance with the Bank’s reimbursement policies and procedures.

8. Indemnification. To the fullest extent permitted under the applicable laws of the State of Ohio and federal banking laws, the Bank will indemnify and hold Culp harmless from any and all expenses, judgments, fines, penalties, and amounts paid in settlement as a result of Culp’s service to, or actions (other than actions which are determined by a court of competent jurisdiction to be made without business judgment or outside the scope of Culp’s employment) on behalf of, the Bank.

9. Stock Option Plan. As an officer of the Bank, Culp will be eligible to participate in that certain 1999 Stock Option Plan of Farmers National Banc Corp., the parent of the Bank (the “Company”), as amended, and as the same may be further amended, modified, or restated from time to time, and any successor plan, pursuant to which Culp may receive compensation in an amount determined by the Company in its discretion.

10. Confidential Information. Culp acknowledges and agrees that Culp will not, while employed by the Bank and at all times thereafter, directly or indirectly communicate or divulge any Confidential Information relating to the Bank to any other person or business entity. For purposes of this Agreement, “Confidential Information” shall refer to any proprietary information relating to the conduct of the business of the Bank, including the Bank’s unique business methods and compilations of information that has caused or continues to cause the Bank to enjoy a competitive advantage over companies engaged in the same or a similar business, including but not limited to the Bank’s methods of operations, customer relations, customer lists, contacts, confidential price policies and confidential price characteristics, lists of employees, vendors and suppliers, confidential information relating to marketing plans, quotations and contracts, order processing, procedures, purchasing and pricing methods and procedures, supplies, personnel information, financial data, future business plans, and the like.

All records, files, plans, documents and the like relating to the business of the Bank, including but not limited to Confidential Information which Culp has or will prepare, use or come into contact with shall remain the sole property of the Bank, shall not be copied without written permission, and shall be returned immediately to the Bank upon termination of Culp’s employment with the Bank, or at the Bank’s request at any time. Further, Culp will not directly or indirectly use or disclose to any other person or business entity the Bank’s secret or

Confidential Information without the prior written consent of an officer of the Bank. Culp further agrees to take all reasonable precautions to protect against the negligent or inadvertent disclosure of the Bank’s secret or Confidential Information to any other person or business entity. If Culp does improperly use or disclose any secret or Confidential Information, Culp understands that Culp’s employment will be subject to termination. Culp also recognizes that all writings, illustrations, drawings and other similar materials that embody or otherwise contain Confidential Information which Culp may produce or which may be given to Culp in connection with Culp’s employment, are the property of the Bank and it shall be Culp’s obligation to deliver the same to the Bank upon request, and upon termination of Culp’s employment with the Bank for any reason.

11. Intellectual Property Rights. Culp acknowledges and agrees that any procedure, design feature, schematic, invention, improvement, development, discovery, know how, concept, idea or the like (whether or not patentable, registrable, under copyright or trademark laws, or otherwise protectable under similar laws) that Culp may conceive of, suggest, make, invent, develop or implement during the course of Culp’s employment with the Bank (whether individually or jointly with any other person), relating in any way to the business of the Bank, and all physical embodiments and manifestations thereof, and all patent rights, copyrights, trademarks (or application therefore) and similar protections therein (all of which consists of “Work Product”), shall be the sole, exclusive and absolute property of the Bank. All such Work Product shall be deemed to be works for hire and, further, Culp hereby assigns to the Bank all rights, title and interest in, to and under such Work Product, including but not limited to, the right to obtain such patents, copyright registrations, trademark registrations or similar protections as the Bank may desire to obtain. Culp will immediately disclose all Work Product to the Bank and agrees, at any time upon the Bank’s request and without additional compensation, to execute any documents and to otherwise cooperate with the Bank respecting the perfection of its rights, title and interest in, to and under such Work Product, and in any litigation or other controversy in connection therewith, all reasonable expenses incident thereto to be borne by the Bank.

12. Termination of the Employment Relationship.

A. “Without Cause” Either party may terminate Culp’s employment “without cause” at any time and for any reason, provided that 30 days’ advance written notice is provided to the other party.

B. “For Cause” The Bank may terminate Culp’s employment without advance notice “for cause,” which shall mean the occurrence of any one of the following events: (i) Culp’s commission of any intentional, reckless, or grossly negligent act which may result in material injury to the good will, business or business reputation of the Bank; (ii) Culp’s participation in any fraud, dishonesty, theft, conviction of a crime, or unethical business conduct; (iii) Culp’s violation of any of the covenants of this Agreement or any written policy, rule or regulation of the Bank; or (iv) Culp’s failure to adequately perform Culp’s job duties or to follow lawful and ethical directions provided to Culp, which failure has not been cured in all material respects within twenty (20) days after receiving notice of such failure from the Bank.

C. “Good Reason” Culp may terminate Culp’s employment with fourteen (14) days advance written notice for “good reason,” which shall mean the occurrence of any one of the following events: (i) a material diminution of the duties, authority or responsibilities of Culp’s position; (ii) a reduction in Culp’s base salary of more than 20% of the annual rate set forth in Paragraph 2 of this Agreement; (iii) any change in Culp’s principal place of work which would increase Culp’s commute by fifty (50) miles or more from Culp’s current principal place of work; or (iv) a material breach by the Bank of its obligations under this Agreement, which failure has not been cured in all material respects within twenty (20) days after receiving written notice of such failures from Culp.

D. “Change in Control” Culp may terminate Culp’s employment upon a “change in control” of the Bank, which will be deemed to have occurred if: (i) any person (as defined in the securities laws) becomes a direct or indirect beneficial owner of securities of the Bank representing 20% or more of the combined voting power of the Bank’s then outstanding securities; or (ii) the Bank is merged or consolidated with another entity, and as a result of such merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting entity shall be owned in the aggregate by the former shareholders of the Bank; or (iii) during any two (2) consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election of each director who is not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors at the beginning of the period. A “change in control” will only be deemed to have occurred if one of the three above-listed scenarios occurs and, as a result thereof, Culp is not offered a position that is substantially similar to Culp’s position as Executive Vice President and Chief Financial Officer of the Bank, in terms of duties, responsibilities, pay and benefits.

E. “Disability” Culp’s employment with the Bank will automatically terminate if Culp becomes Totally and Permanently Disabled. For purposes of this Agreement, Culp will be deemed to be “Totally and Permanently Disabled” if Culp is, in the opinion of a majority of the directors of the Bank, unable to fulfill the responsibilities specified in this Agreement on behalf of the Bank on a full-time basis for a period of one hundred twenty (120) consecutive days as a result of a complete and irremediable physical or mental incapacity caused by disease or bodily injury. In the event of any disagreement as to whether Culp suffers from a complete and irremediable mental or physical incapacity, Culp shall be examined by a physician selected by the mutual agreement of Culp and a majority of the Bank’s board of directors and the determination of such physician will be final and binding on all parties.

F. “Death” Culp’s employment will terminate upon Culp’s death.

13. Severance Pay.

A. Following the termination of Culp’s employment by the Bank “without cause,” by Culp for “good reason,” or due to a “change in control” as defined in Paragraph 12(A), (C) and (D) above, Culp will receive (i) a lump sum payment payable within thirty (30) days of termination equal to any unused PTO, (ii) seventy-two (72) bi-monthly severance installment payments equal to the greater of (A) $6,968.75 each, or (B) 1/24 of Culp’s highest annual salary in effect within twelve (12) months of Culp’s termination, less appropriate withholding (the “Severance Payments”), and (iii) participation in the Cash Incentive Plan or any other similar program then in effect on a pro-rata basis for the portion of the incentive period preceding termination.

B. Severance Payments will commence within sixty (60) days following Culp’s termination of employment; provided, however, that if this sixty (60) day period begins in one taxable year of Culp and ends in another taxable year of Culp, Severance Payments will not commence until the second taxable year.

C. The provision of Severance Payments will be contingent upon Culp’s execution of a general release and waiver agreement in a form that is reasonably satisfactory to the Bank before Severance Payments are to commence.

D. Culp will not be entitled to any Severance Payments if Culp’s employment is terminated by the Bank “for cause,” by Culp “without cause,” or due to “disability” or “death,” as defined in Paragraph 12(A), (B), (E) and (F) above; however, upon Culp’s termination for disability or death Culp or Culp’s estate will be entitled to receive a lump sum payment for any unused PTO and participation in the Cash Incentive Plan or any other similar program then in effect on a pro-rata basis for the portion of the incentive period preceding termination.

E. In the event that Culp holds a Board position at the time of termination, then Culp shall immediately resign from that position.

14. Post-Employment Restrictions.

A. Definition of “the Business”. The Business of the Bank includes, but is not limited to, the business of providing financial, banking, insurance, investment, personal and commercial lending, internet cash management and other similar services to individuals and companies.

B. Non-Competition. Following the termination of employment by Culp or the Bank for any reason whatsoever, Culp will not, for a period of twelve (12) consecutive months after the date of termination, directly or indirectly, as owner, partner, joint venturer, stockholder (excluding the ownership of publicly-traded securities where such ownership does not exceed 1% of such securities outstanding), employee, officer, director, agent, principal, trustee or any other business capacity whatsoever, engage in, become financially interested in, become employed by, render any consulting or business advice with respect to, or have any other connection with, any person or business entity engaged in the same Business as the Bank in any county where the Bank maintains a branch or loan production office at the time of termination of Culp’s employment. The provisions of this Paragraph 14(B) will not apply in the event that the Bank terminates Culp’s employment at the end of the initial term or any renewal term, in accordance with the provisions of Paragraph 3 of this Agreement.

C. Non-Solicitation Customers. Following the termination of Culp’s employment by Culp or the Bank for any reason whatsoever, Culp will not, for a period of twelve (12) consecutive months after the date of termination, directly or indirectly solicit business from any customers, clients or business patrons of the Bank who were customers, clients or business patrons of the Bank at the time of termination of Culp’s employment.

D. Non-Solicitation of Employees. Following the termination of Culp’s employment by Culp or the Bank for any reason whatsoever, Culp will not, for a period of twenty-four (24) consecutive months after the date of termination, directly or indirectly employ or attempt to employ or solicit for employment any other individual who is employed by the Bank at the time of termination of Culp’s employment.

15. No Waiver. The failure of the Bank to enforce any provision of this Agreement shall not be construed as a waiver of such provision or of the right of the Bank thereafter to enforce any other provision of this Agreement.

16. No Third-Party Obligations. Culp warrants and represents to the Bank that Culp is not a party to any agreement or understanding with any third party which would preclude or prevent Culp from legally performing any of Culp’s obligations under this Agreement.

17. Assignability. This Agreement is not assignable by either party without the prior written consent of the other, except that the Bank may assign this Agreement without prior written consent to any purchaser, assignee of, or successor to substantially all of the business or assets of the Bank, or any direct or indirect subsidiary or affiliate of the Bank.

18. Arbitration. Except as set forth in Paragraph 19 of this Agreement, any controversy or dispute which arises in connection with the validity, construction, application, enforcement or breach of this Agreement shall be submitted to final and binding arbitration pursuant to the commercial arbitration rules of the American Arbitration Association (the “AAA”). The fees and costs of arbitration (other than attorney fees and costs) shall be borne equally by the parties. A neutral arbitrator shall be jointly chosen by the parties from a list of arbitrators provided by the AAA, and any arbitration under this Paragraph 18 shall take place in the Cleveland, Ohio office of the AAA. Judgment upon an award rendered by an arbitrator under this Paragraph 18 may be entered in any court of competent jurisdiction.

19. Injunctive Relief and Other Remedies. Culp recognizes and understands that the Bank may not have an adequate remedy at law for the breach or threatened breach by Culp of the confidentiality, intellectual property and post-employment restrictions set forth in this Agreement and Culp agrees that in the event of any such breach, the Bank may, in addition to the other remedies which may be available to it, file a suit to enjoin Culp from violation and breach of this Agreement. In the event the Bank obtains a permanent injunction against Culp after notice and the opportunity to appear, Culp will be liable to pay all costs, including reasonable attorneys’ fees, which the Bank may incur in enforcing, to any extent, the provisions of this Agreement, whether or not litigation is actually commenced and including litigation of any appeal taken or defended by the Bank in any action to enforce this Agreement and which affirms and/or results in a permanent injunction. Any proceedings brought to enforce Paragraphs 10, 11 or 14 this Agreement shall be brought in the courts of Mahoning County, Ohio and Culp expressly waives any objection or defense relating to jurisdiction or forum non-conveniens or similar doctrine or theory. Culp acknowledges and agrees that the remedy at law for any breach of Paragraphs 10, 11 or 14 of this Agreement will be inadequate, and that the Bank shall be entitled to injunctive relief without bond. Such injunctive relief shall not be exclusive, but shall be in addition to any other rights or remedies which the Bank may have for any such breach. In addition to the injunctive remedies described herein, Culp acknowledges and agrees that in the event of a final judicial determination against Culp with respect to an actual or threatened breach by Culp of Paragraphs 10, 11 or 14 of this Agreement, the Bank shall be entitled to withhold any remaining Severance Payments payable under Paragraph 13 of this Agreement.

20. Choice of Law. It is understood that the provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without giving effect to the principles of conflict of laws.

21. Severability. It is understood that the provisions of this Agreement are severable and independent. In the event any of the provisions or parts hereof shall be held to be invalid or unenforceable, all other provisions shall remain in full force and effect. In the event a court should determine not to enforce a covenant as written due to overbreadth, the parties specifically agree that said covenant shall be enforced to the maximum extent as allowed by law, whether said restrictions are in time, territory or scope of prohibited activities.

22. Legal Reformation. It is understood and agreed that, should any term of this Agreement cause the Bank or its successor to be in violation of any applicable securities law, rule or regulation, or any amendment thereto, then the parties will cooperate in good faith to amend the terms of this Agreement as may be required to comply with such securities laws, rules or regulations.

23. Notice. All written communications provided for in this Agreement shall be deemed to have been duly served when delivered by U.S. registered mail, return receipt requested, postage prepaid, to the following addresses:

Carl D. Culp

41 Shawnee Drive

Girard, Ohio 44420

Farmers National Bank of Canfield

20 South Broad Street

Canfield, Ohio 44406

Attn: John S. Gulas

24. Complete Agreement. This Agreement contains the complete understanding of the parties, and supersedes any previous agreements, including the Prior Agreement. Any modifications, amendments or other changes must be in writing and signed by the parties.

25. Full Understanding and Consent. Culp hereby represents that, prior to signing this Agreement, Culp has read, fully understands and voluntarily agrees to the terms and conditions stated above, that Culp was not coerced into signing this Agreement, that Culp was not under duress at the time Culp signed this Agreement, and that prior to signing this Agreement, Culp had adequate time to consider and discuss its terms with an attorney of Culp’s choice.

26. Compliance with Section 409A of the Code. For purposes of complying with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”):

A. This Agreement is intended, and shall be construed and interpreted, to comply with Section 409A and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A. For purposes of Section 409A, any reference to Culp’s termination shall mean Culp’s “separation from service” (as such term is defined in Section 409A) and each payment of compensation under the Agreement shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary termination shall be excludible from the requirements of Section 409A, either as separation pay or as short-term deferrals to the maximum possible extent. Nothing herein shall be construed as the guarantee of any particular tax treatment to Culp, and none of the Bank, its Board of Directors or any affiliates or subsidiary shall have any liability to Culp arising from any failure to comply with the requirements of Section 409A.

B. Notwithstanding anything in this Agreement to the contrary, in the event that Culp is a “specified employee” (as defined in Section 409A) of the Bank or any of its affiliates, as determined pursuant to the Bank’s or affiliate’s policy for identifying specified employees, on the date of Culp’s termination of employment and Culp is entitled to a payment and/or a benefit under this Agreement that is required to be delayed pursuant to Section 409A, then such payment or benefit, as applicable, shall not be paid or provided (or begin to be paid or provided) until the first day of the seventh month following the date of Culp’s termination of employment (or, if earlier, the date of Culp’s death). The first payment that can be made to Culp following such period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such period due to the application of Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date(s) set forth below.

Carl D. Culp	FARMERS NATIONAL BANK OF CANFIELD

/s/ Carl D. Culp	By:	/s/ John S. Gulas
Signature	Its:	President and Chief Executive Officer

January 4, 2012	January 4, 2012
Date of Signature	Date of Signature